Exhibit 10.3

FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of May 24, 2018 between MANITEX INTERNATIONAL, INC., a Michigan corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (the “Rights Agent”). Except as otherwise provided herein, all capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed thereto in the Rights Agreement.

W I T N E S S E T H:

WHEREAS, Company and the Rights Agent have entered into that certain Rights Agreement, dated as of October 17, 2008 (the “Rights Agreement”);

WHEREAS, the Company proposes to enter into that certain Securities Purchase Agreement by and between the Company and Tadano Ltd., a Japanese company (“Tadano”) (as such may be updated, modified, amended, restated, or supplemented from time to time, the “Purchase Agreement”), pursuant to which the Company shall issue and sell to Tadano and Tadano shall subscribe for a certain number of shares of the Company’s common stock, no par value, representing approximately 14.9% of all outstanding common stock of the Company as of immediately following the issuance of such shares (the “Investment”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, at any time prior to any Person becoming an Acquiring Person and subject to the penultimate sentence of Section 27, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares of the Company and without the approval of any holder of Rights Certificates, in any manner which the Company deems necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates;

WHEREAS, the Board of Directors has determined, in connection with its consideration of the Purchase Agreement and the transactions contemplated thereby, including the Investment, that it is necessary and desirable and in the interest of the holders of the Common Shares and the Rights Certificates to amend the Rights Agreement as set forth herein; and

WHEREAS, Tadano has not yet become an Acquiring Person, and, subject to and in accordance with the terms of this Amendment, the Company has directed and the Rights Agent has agreed to amend the Rights Agreement in certain respects, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree to modify the Rights Agreement as set forth below.

Section 1. Amendment to Section 1. Section 1 of the Rights Agreement is hereby amended to amend and restate the following definitions in the appropriate alphabetical location:

(a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, any trustee, administrator or fiduciary of such a plan, Tadano (but only, in the case of Tadano, so long as Tadano Beneficially Owns, in the aggregate, less than 30% of the Common Shares of the Company then outstanding), or JLF (but only, in the case of JLF, so long as (1) Feinberg (as such term is hereinafter defined) directly or indirectly controls (within the meaning of the Exchange Act) each Person that constitutes JLF and that Beneficially Owns any Common Shares of the Company then outstanding and (2) the Persons that constitute JLF Beneficially Own, in the aggregate, less than 30% of the Common Shares of the Company then outstanding). Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as a result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% (or, in the case of each of Tadano and JLF, 30%) or more of the Common Shares of the Company then outstanding; provided, however, that if a Person would, but for the foregoing, become an Acquiring Person by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, at any time that the Person is or thereby becomes the Beneficial Owner of 15% (or, in the case of each of Tadano and JLF, 30%) or more of the Common Shares of the Company then outstanding (other than Common Shares acquired solely as a result of corporate action of the Company not caused, directly or indirectly, by such Person), then such Person shall be deemed to be an “Acquiring Person”. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person”, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

(b) “Tadano” shall mean all of the following Persons: Tadano Ltd., a Japanese company, and any Subsidiary or Affiliate of Tadano as of the date of this Agreement.

Section 2. Amendment to Section 3. Section 3(a) of the Rights Agreement is hereby amended and restated as follows:

(a) Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Company’s Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement of, or of the first public announcement of the intention of any Person to commence, a tender or exchange offer the consummation of which would result in any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, or any trustee, administrator, or fiduciary of such a plan)

becoming the Beneficial Owner of Common Shares of the Company aggregating 15% (or, in the case of each of Tadano and JLF, 30%) or more of the then outstanding Common Shares (including in either case any such date which is after the date of this Agreement and prior to the Payment Date; the earlier of such dates being herein referred to as the “Distribution Date”; provided, however, that if the tenth day or Business Day, as the case may be, after the pertinent date occurs before the Record Date, “Distribution Date” shall mean the Record Date), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares of the Company registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares of the Company. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares of the Company as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a “Right Certificate”), evidencing one Right for each Common Share of the Company so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

Section 3. Termination. If the Purchase Agreement is terminated for any reason or the Investment shall not have been consummated in accordance with the terms of the Purchase Agreement for any reason, (i) this Amendment shall immediately thereupon be of no further force and effect and the amendments contained herein shall be deemed to have not been made to the Rights Agreement, and (ii) the Rights Agreement shall remain exactly the same as it existed prior to the Amendment. If the Purchase Agreement is terminated prior to the consummation of the investment for any reason or the Investment shall not have been consummated in accordance with the terms of the Purchase Agreement for any reason, the Company shall notify the Rights Agent in accordance with Section 26 of the Rights Agreement.

Section 4. Effective Time of this Amendment. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Purchase Agreement.

Section 5. Direction to the Rights Agent. Pursuant to Section 27 of the Rights Agreement, by its execution and delivery hereof, the Company directs the Rights Agent to execute and deliver this Amendment, and the officer of the Company executing this Amendment on behalf of the Company, as an appropriate officer of the Company, certifies on behalf of the Company that this Amendment complies with the terms of the Rights Agreement. For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Amendment, this Amendment does not affect the Rights Agent’s own rights, duties, obligations or immunities under the Rights Agreement.

Section 6. Confirmation of the Rights Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment. Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

Section 7. Benefits of this Agreement. Nothing in this Amendment shall be construed to give to any person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares of the Company) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares of the Company).

Section 8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9. Governing Law. This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 10. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 11. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

MANITEX INTERNATIONAL, INC.

By:	/s/ David J. Langevin
Name: David J. Langevin
Title: Chairman and CEO

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Nespoli
Name: Michael Nespoli
Title: Executive Director Relationship Management

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